Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (the “Agreement”) is made effective as of January 3, 2011 (the “Effective Date”), by and between NuVasive, Inc. (the “Company”) and Alexis V. Lukianov (the “Executive”).
     The parties agree as follows:
     1. Employment. The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment, upon the terms and conditions set forth herein.
     2. Duties.
          2.1 Position. Executive is employed as Chief Executive Officer of the Company and shall have the duties and responsibilities assigned by the Board of Directors (the “Board of Directors”). Executive shall perform faithfully and diligently all duties assigned to Executive. Executive shall also continue to serve as the Chair of the Board of Directors.
          2.2 Best Efforts/Full-time. Executive will expend his best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times. Executive shall devote his full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so. Prior to commencing service as a member of any public board of directors, Executive shall provide notice of his intention to accept such a position to the Nominating and Corporate Governance Committee of the Board of Directors (which shall have the authority to approve or disapprove Executive’s service as an outside board member). Notwithstanding the foregoing, Executive will be permitted to continue to serve as an outside director on the board of directors for the entities for whom he is currently serving as an outside director as of the Effective Date.
     3. Term.
          3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of three (3) years following such date (the “Initial Term”), unless sooner terminated in accordance with section 7 below.
          3.2 Renewal. On expiration of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one (1) year terms unless either party provides thirty (30) days’ advance written notice to the other that the Company/Executive does not wish to renew the Agreement for a subsequent period of one (1) year. In the event either party gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will expire at the end of the current term. Notwithstanding the foregoing, the maximum number of renewals permitted under this Agreement shall be ten (10), such that the maximum term shall be thirteen (13) years. Failure to renew this Agreement following either the Initial Term or any subsequent term shall not give rise to any severance benefits described in section 7.

     4. Compensation.
          4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive an initial Base Salary of nine hundred thousand dollars ($900,000) per year, payable in accordance with the normal payroll practices of the Company, less required deductions for local, state, federal, and foreign withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.
          4.2 Incentive Compensation. Executive will be eligible to earn incentive compensation in accordance with the provisions of the Company’s performance bonus program as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) with a target bonus equal to one hundred percent (100%) of Executive’s Base Salary (“Target Bonus”). No amount of the incentive bonus shall be guaranteed and future increases in the target opportunity shall be at the discretion of the Compensation Committee. The performance bonus, if any, that is payable to Executive shall be paid in the calendar year following the calendar year in which it is earned, but no later than March 15th of that year.
          4.3 Equity Compensation. With respect to the 2011 calendar year, subject to the Compensation Committee’s approval, Executive will be granted a stock option to purchase three hundred thousand (300,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”), as well as thirty-three thousand three hundred and thirty-three (33,333) restricted stock units (“RSUs”), each under the Company’s 2004 Equity Incentive Plan of NuVasive, Inc. (the “2004 EIP”) and

subject to the terms and conditions of the standard stock option or restricted stock unit agreements provided pursuant to the 2004 EIP.
          4.4 Performance and Salary Review. The Compensation Committee will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Compensation Committee in its sole and absolute discretion.
     5. Customary Employee Benefits. Executive will be eligible for all customary and usual employee benefits generally available to executives of the Company including, without limitation, the Company’s group medical, dental, disability, life insurance and flexible spending arrangements, subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate its employee benefits on a prospective basis, at any time, effective upon notice to Executive.
     6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

     7. Termination of Executive’s Employment.
          7.1 Termination for Cause by the Company. Although the Company anticipates a mutually rewarding employment relationship with Executive, the Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) Executive’s repeated failure to satisfactorily perform Executive’s job duties; (b) Executive’s refusal or failure to follow lawful directions of the Board of Directors’; (c) Executive’s conviction of a crime involving moral turpitude; or (d) Executive engaging or in any manner participating in any activity which is directly competitive or injurious to the Company. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (the “Accrued Benefits”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive any severance benefits described in this section 7.
          7.2 Termination Without Cause by the Company/Severance. The Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Accrued Benefits. Subject to the provisions set forth in section 13 relating to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive will receive a “Severance Package” that shall include (a) a “Severance Payment” equivalent to twenty-four (24) months of Executive’s Base Salary in effect on the date of termination, plus two

(2) times Executive’s Target Bonus, payable in a lump sum beginning on the first regular payday occurring forty-five (45) days following the termination date; (b) payment by the Company of the premiums required to continue Executive’s group health care coverage for a period of twenty-four (24) months following Executive’s termination, provided Executive does not become eligible for health coverage through another employer during this period; (c) in addition to the Severance Payments, a pro-rated bonus for the year of termination based on actual performance results versus the bonus plan goals (and based on the actual bonus funding under the bonus formula in effect), which shall be payable in accordance with the normal pay period for such bonus (i.e., after the performance period is complete); and (d) all equity awards with only time-based vesting shall vest to the extent the awards are scheduled to vest within twenty four (24) months of the termination. Accelerated vesting, if any, applicable to equity awards with performance based vesting shall be governed by the terms of the applicable equity award agreement.
     Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause in connection with (or during the twenty-four (24) month period following) a Change of Control (as defined below), then the Severance Package shall be calculated as set forth in (a) and (b) above, and the bonus for the year of termination shall be based on the pro-rata Target Bonus for the period of time worked. Accelerated vesting of equity awards, if any, relating to a termination without Cause following (or in connection with) a Change of Control shall be governed by subsection 7.6(a) below. The Severance Package, if any, payable following (or in connection with) a Change of Control shall be paid in accordance with the same time periods provided above (subject to the provisions of section 13), except that if the Change of Control also constitutes a change in ownership or effective control of the

Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code, then the portion of the Severance Package consisting of the payment of Executive’s pro-rata Target Bonus shall be paid at the same time as the Severance Payment.
          Executive will only receive a Severance Package if Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 14.8 below; and (ii) executes a full general release in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the forty-fifth (45th) day following the termination date. Any Severance Package shall also be subject to: (i) recoupment for a violation of Sections 9-11 of this Agreement; and (ii) the terms of any Dodd-Frank compliant recoupment policy adopted by the Company. Except as described above, all other Company obligations to Executive will be automatically terminated and completely extinguished.
          7.3 Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive’s position with the Company for Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary then in effect, prorated to the date of termination, Accrued Benefits, and the Severance Package described in subsection 7.2 above as if Executive were terminated by the Company without cause; provided Executive complies with all of the conditions in the last paragraph of subsection 7.2 above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will be deemed to have resigned for Good Reason if Executive voluntarily terminates Executive’s employment with the Company within sixty (60) days after the occurrence of one or more of the following circumstances: (a) a material reduction in Base Salary or Target Bonus (as a percentage of Base Salary), or a material reduction in core benefits; (b) a material diminution of Executive’s overall duties, authority or scope of responsibility (provided, however, that separation of the Chair of the Board of Directors from Executive’s other duties shall not constitute “Good Reason” if it is legally required); or (c) the Company relocates Executive’s principal place of work (the Company’s headquarters) by more than thirty (30) miles, without Executive’s prior written approval; provided, however, that the Company has been provided with written notice of the circumstance and twenty (20) days from receipt of written notice in which to cure such circumstance.
          7.4 Termination Upon Death or Disability. In the event Executive’s employment is terminated due to death or Disability, Executive, or Executive’s estate, as applicable, will be entitled to receive Executive’s Base Salary then in effect, prorated to the date of termination, Accrued Benefits, and the Severance Package described in subsection 7.2 above as if Executive were terminated by the Company without cause; provided Executive complies with all of the conditions in the last paragraph of subsection 7.2 above. However, if the Company maintains a term life insurance that pays equivalent value as the cash compensation portion of the Severance Package in 7.2, then the Company shall not be liable for the cash portion of the payment upon the executives’ death. And, if the Company maintains disability insurance providing for a cash payment or cash payment stream with equivalent present value as the cash portion of the Severance Package (using reasonable risk free investment rate assumptions), then the Company’s obligation to pay the cash severance package shall be satisfied. In the event that third-party insurance does not satisfy the cash compensation obligations of the Severance Package, then the Company shall only be liable for the difference between the gross insurance payment proceeds and the full amount of the cash portion of the Severance Package. For this purpose, “Disability” means the Executive is unable to perform the essential functions of his position by reason of any medically determinable physical or mental condition which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Board shall have the discretion to replace the value of the benefits described in this Section 7.4 with an insurance policy that would pay substantially equivalent sums in the event of Executive’s death or Disability.
          7.5 Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with the Company without Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only Executive’s Base Salary and benefits for the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive any severance benefits described in this section 7.
          7.6 Change of Control Provisions.
               (a) Equity Awards. Following the consummation of a Change of Control (as that term is defined below), all unvested equity awards with only time based vesting conditions shall become fifty percent (50%) vested effective upon the consummation of the

Change of Control. The remainder of such equity awards shall vest in equal monthly installments over the twelve (12) month period following the consummation of the Change of Control; provided that if a termination of employment occurs which gives rise to the payment of a Severance Package, then such awards shall become fully vested. Accelerated vesting, if any, applicable to equity awards with performance based vesting shall be governed by the terms of the applicable equity award agreement.
               (b) Severance Package. If Executive’s employment is terminated (i) by the Company in connection with or within twenty-four (24) months after a Change of Control, other than for Cause (as defined in subsection 7.1 above); (ii) by the Executive for Good Reason (as defined in subsection 7.3 above); or (iii) as a result of Executive’s death or Disability, Executive shall be entitled to receive the Severance Package described in subsection 7.2 above, as modified by the second paragraph of that subsection and subsection 7.6(a) above. To receive a Severance Package under these circumstances, Executive must comply with all of the conditions in the last paragraph of subsection 7.2 above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.
               (c) Section 280G of the Code. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in section 280G of the Code, notwithstanding the other provisions of this Agreement, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to Executive. In the event that the Payments are to be reduced, such reductions will first be made from cash payments in reverse chronological order and then the cancellation of the acceleration of vesting on equity awards in reverse chronological order from the date the awards would have vested under their original terms. The foregoing determination will be made by an accounting firm of national standing reasonably selected by the Company, which shall provide detailed supporting calculations to both the Company and Executive.
               (d) Change of Control. For purposes of this Agreement, a Change of Control is defined as a “Fundamental Transaction” (as that term is defined in the 2004 EIP) as well as any of the following occurrences:
                    (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, acquires securities holding thirty percent (30%) or more of the total combined voting power or value of the Company; or
                    (ii) As a result of or in connection with a contested election of the Company’s members of its Board of Directors, the persons who were the Company Directors immediately before the election cease to constitute a majority of the Board of Directors.
     8. No Conflict of Interest. During the term of Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest which materially and substantially disrupt the operations of the Company. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of Executive’s employment with the Company.
     9. Confidentiality and Proprietary Rights. As a condition of continuing employment, Executive agrees to continue to abide by the Company’s Proprietary Information and Inventions Agreement executed by Executive on August 2, 1999, which is provided with this Agreement and incorporated herein by reference.
     10. Non-Disparagement. Executive agrees that during the term of this Agreement and for a period of two (2) years after termination of this Agreement, Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company.
     11. Nonsolicitation of the Company’s Employees. Executive agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, in addition to the obligations imposed under the Proprietary Information and Inventions Agreement described above, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or recruiting any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

     12. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-11 would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief.
     13. Application of Section 409A.
          13.1 Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this subsection 13.1, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
          13.2 The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. If an amount or benefit is payable under this Agreement in lieu of a right to an amount or benefit under any arrangement, to the extent the rights under such arrangement are subject to (and not exempt from) Section 409A of the Code, then the payments and benefits provided through this Agreement shall be made at the same time and in the same form as under such arrangement to the extent required to avoid a violation of Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.
          13.3 For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
          13.4 Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

     14. General Provisions.
          14.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
          14.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
          14.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party. Notwithstanding the foregoing, in the event of any dispute, the Company shall pay Executive’s reasonable legal fees upfront with no recoupment if Executive prevails on at least one (1) material claim or defense. If Executive does not prevail on at least one (1) material claim or defense, the Company may recoup any fees paid by the Company on behalf of Executive.
          14.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
          14.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
          14.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
          14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

          14.8 Survival. Sections 8 (“No Conflict of Interest”), 9 (the “Confidentiality and Proprietary Rights”), 10 (“Non-Disparagement”), 11 (“Nonsolicitation”), 12 (“Injunctive Relief”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by the Company.
     15. Entire Agreement. This Agreement, including the Proprietary Information and Inventors Agreement incorporated herein by reference and the 2004 EIP and related option documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

ALEXIS V. LUKIANOV
Dated: 1/2/2011	By:	/s/ Alexis V. Lukianov

NUVASIVE, INC.
Dated: 1/2/2011	By:	/s/ Eileen M. More
Eileen M. More
Chairperson, Compensation Committee of the Board of Directors of NuVasive, Inc.